Exhibit 3.3

SECOND

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

ATLAS INDUSTRIES HOLDINGS LLC

(formerly known as Atlas Trust Group LLC)

Dated as of April 25, 2007

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

This SECOND AMENDED AND RESTATED OPERATING AGREEMENT shall be effective as of the 25th day of April 2007, and is entered into by ATLAS INDUSTRIES MANAGEMENT LLC (formerly known as Atlas Trust Management LLC, together with its successors and assigns, the “Member”), as the sole member hereunder and pursuant to the provisions of the Act as in effect on the date hereof.  The Member hereby agrees to the amendment and restatement of the Operating Agreement, dated as of December 26, 2006 (the “Initial Agreement”), as previously amended and restated by the Amended and Restated Operating Agreement dated as of February 9, 2007 (the “First Amended and Restated Operating Agreement”), as provided herein.  Capitalized terms used in this Agreement without definition shall have the respective meanings specified in Article II.

RECITALS

A.            The Company was formed on December 26, 2006, upon (i) the filing of the Certificate of Formation with the Secretary of State of Delaware, and (ii) the adoption by the Member of the Initial Agreement, as the limited liability company agreement governing the Company.  The Member was admitted to the Company as the sole member of the Company upon its execution of the Initial Agreement.

B.            The Member adopted the Amended and Restated Operating Agreement dated as of February 9, 2007.

C.            The Member wishes to enter into this Agreement to continue the Company, to change the name of the Company and to further define certain rights, duties and obligations of the Member from the effective date hereof.

NOW, THEREFORE, the Member, intending to be legally bound, does hereby adopt this amended and restated operating agreement of the Company and amends and restates the First Amended and Restated Operating Agreement in its entirety as follows:

ARTICLE I

FORMATION

1.1           Formation.  The Company is continued as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth herein.  The rights and obligations of the Member and the terms and conditions of the Company shall be governed by the Act and this Agreement.  To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by law.

1.2           Name.  The name of the Company as confirmed hereby shall be Atlas Industries Holdings LLC.

1.3           Purposes.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

1.4           Principal Place of Business; Registered Agent; Registered Office.  The principal executive offices of the Company are at One Sound Shore Drive, Suite 302, Greenwich CT 06830.  The Company’s registered agent for service of process in the State of Delaware shall be Corporation Service Company in the City of Wilmington, in the County of New Castle, in the State of Delaware.  The registered agent’s address and the address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

1.5           Commencement and Term.  The term of the Company commenced at the time and date appearing in the Certificate of Formation and shall continue in perpetuity, unless the Company is sooner dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement.

1.6           Title to Assets; Transactions.  The Company shall keep title to all of its assets in its own name and not in the name of its Member.  The Company shall enter into and engage in all transactions in its own name and not in the name of its Member.

1.7           Powers.  In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

(a)           acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b)           operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(c)           borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

(d)           invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(e)           prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

(f)            enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Person affiliated with the Member, necessary to, in connection with, or incidental to the accomplishment of the purposes of the Company;

(g)           employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

(h)           enter into partnerships, limited liability companies, associations, corporations or other ventures with other Persons in furtherance of the purposes of the Company; and

(i)            do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

1.8           Certificates.  Each of Timothy J. Fazio and Andrew M. Bursky was designated as an “authorized person” of the Company within the meaning of the Act and was authorized to execute, deliver and file, and has executed, delivered and filed, all documents permitted or required to be filed with the Secretary of State of the State of Delaware, including the Certificate of Formation of the Company, for the purpose of forming the Company.  Upon making such filings, the powers of Timothy J. Fazio and Andrew M. Bursky as “authorized persons” of the Company ceased, and each member of the Board of Directors (as defined below) and each Officer (as defined below) of the Company thereupon became the designated “authorized persons” of the Company and shall continue as the designated “authorized persons” of the Company within the meaning of the Act.  Each member of the Board of Directors and each of the Officers of the Company, acting alone, shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in Connecticut and in any other jurisdiction in which the Company may wish to conduct business.

ARTICLE II

DEFINITIONS

2.1           “Act” shall mean the Delaware Limited Liability Company Act, as in effect in Delaware (or any corresponding provision of succeeding law), as amended from time to time.

2.2           “Affiliate” shall mean, with respect to the Member, any Person that controls, is controlled by or under common control with the Member.

2.3           “Allocation Shares” shall mean the limited liability company interests in the Company designated in the First Amended and Restated Operating Agreement as the “Allocation Interests” and redesignated herein as the “Allocation Shares”, as authorized pursuant to Section 3.1(b), and having the rights provided herein.

2.4           “Agreement” shall mean this Second Amended and Restated Operating Agreement, as may be amended from time to time.

2.5           “Applicable Listing Rules” means the applicable rules, if any, of the principal U.S. securities exchange or the Nasdaq Global Market, as the case may be, on which the Common Shares may be listed or quoted, as determined by the Board of Directors.

2.6           “Capital Contribution” shall mean with respect to the Member, the amount of money and any property (other than money) contributed to the Company with respect to any Interest of such Member.

2.7           “Certificate of Formation” shall mean the Certificate of Formation of the Company filed pursuant to the Act together with any amendments and/or restatements thereto.

2.8           “Chairman” shall mean the director designated or nominated and elected, as the case may be, as Chairman of the Board of Directors, in accordance with Section 5.4.

2.9           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law.

2.10         “Commission” means the U.S. Securities and Exchange Commission.

2.11         “Common Shares” shall mean the limited liability company interests in the Company designated in the First Amended and Restated Operating Agreement as the “Trust Interests” and redesignated herein as the “Common Shares”, as authorized pursuant to Section 3.1(b), and having the rights provided herein.

2.12         “Company” shall mean Atlas Industries Holdings LLC, the limited liability company formerly known as Atlas Trust Group LLC and formed pursuant to the Certificate of Formation and the Initial Agreement.

2.13         “First Amended and Restated Operating Agreement” has the meaning set forth in the introductory paragraph hereof.

2.14         “Independent Director” means a Director who (i) (a) is not an Officer or employee of the Company, or an officer, director or employee of any subsidiary of the Company, (b) was not appointed as a Director pursuant to the terms of any contractual agreement (other than this Agreement or the Initial Agreement) or other arrangement, and (c) is not affiliated with the Member or any of its Affiliates, and (ii) who satisfies the independence requirements under the Applicable Listing Rules as determined by the Board of Directors.

2.15         “Initial Agreement” has the meaning set forth in the introductory paragraph hereof.

2.16         “Interest” shall mean any of the Common Shares or Allocation Shares.

2.17         “Member” shall mean, as of any date, Atlas Industries Management LLC and any of its successors and assigns.

2.18         “Person” shall mean any natural person, partnership, trust, estate, association (including any group, organization, co-tenancy, plan, board, council or committee), limited liability company, corporation, custodian, nominee, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), body politic or any other entity (or series thereof) in its own or any representative capacity.

ARTICLE III

INTERESTS; CAPITAL CONTRIBUTIONS

3.1           Interests.  The Company shall be authorized to issue two classes of limited liability company interests, consisting of:

(a)           Five Hundred Million (500,000,000) Common Shares, with the rights, privileges, preferences and obligations as may be set forth in an amendment to this Agreement (the “Common Shares”).

(b)           One Thousand (1,000) Allocation Shares, with the rights, privileges, preferences and obligations as set forth in this Agreement, as may be amended from time to time (the “Allocation Shares”).  The Allocation Shares were issued one hundred percent (100%) to the Member, and all such Allocation Shares were issued to the Member upon the execution of the Initial Agreement in consideration for its capital contribution made in accordance with the Initial Agreement.  The Member shall have all the rights, privileges and obligations set forth herein pertaining to holders of Allocation Shares.  The Allocation Shares shall not be certificated, and the ownership of the Allocation Shares from time to time shall be reflected on Schedule A attached hereto.  The Member shall have one vote per Allocation Share.

3.2           Capital Contributions.  As of the date hereof, the Member has made Capital Contributions to the Company on the dates and in the amounts reflected on Schedule A attached hereto. The Member may (but shall not be obligated to) make additional Capital Contributions in such form and at such time as the Member shall determine in the Member’s sole and absolute discretion, which such additional Capital Contributions shall be evidenced in writing and recorded on Schedule A attached hereto.

3.3           Liability of Member.  Except as otherwise provided by applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member or any Director shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or a Director of the Company.

ARTICLE IV

DISTRIBUTIONS

4.1           Distributions.  To the maximum extent permitted by law, and subject to any other contractual restrictions agreed to by the Company or its Member in writing, the Company shall have authority to distribute cash or property to the Member, in such amounts, at such times and as of such record dates as the Board of Directors shall determine.  Notwithstanding any provision of this Agreement to the contrary, the Company, and the Board of Directors on behalf of the Company, shall not be required to make any distribution to any Member or any other Person on account of its Interest if such distribution would violate Sections 18-607 or 18-804 of the Act or other applicable law.

ARTICLE V

MANAGEMENT

5.1           Board of Directors; Chairman; Committees.  Except as otherwise expressly provided herein, the business and affairs of the Company shall be managed by or under the direction of a board of directors of the Company (each, a “Director” and, collectively, the “Board of Directors”).  Each Director of the Company, when acting in such capacity, is a manager within the meaning of Section 18-402 of the Act and as such is vested with the powers and authorities necessary for the management of the Company, and is authorized to act individually on behalf of the Company, in each case, subject to the terms of this Agreement.  In addition to the powers and authorities expressly conferred upon it by this Agreement, the Board of Directors and each Director acting individually may exercise all such powers of the Company and do all such lawful acts and things as are not prohibited by applicable law or this Agreement required to be exercised or done by the Member.  The Chairman shall be a member of the Board of Directors, but need not be an employee of the Company. The Chairman, if present, shall preside at all meetings of the Board of Directors. If the Chairman is unavailable for any reason, the duties of the Chairman shall be performed, and the Chairman’s authority may be exercised, by a director designated for this purpose by the remaining directors of the Board of Directors. The Chairman shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or this Agreement, all in accordance with basic policies as may be established by the Company, and subject to the approval and oversight of the Board of Directors.  For the avoidance of doubt, the Member is not a manager within the meaning of Section 18-402 of the Act; the term “Director” shall encompass Initial Directors (as defined below) and the term “Board of Directors” shall encompass the Initial Board (as defined below).  The Board of Directors shall establish an audit committee, compensation committee and nominating and corporate governance committee, each that satisfies the requirements of the Applicable Listing Rules, and may establish other committees of the Board of Directors with such rights and powers as may be delegated to any such committee by resolution of the Board of Directors.

5.2           Initial Board of Directors.  The initial Board of Directors is currently comprised of the following individuals: Andrew M. Bursky, Timothy J. Fazio, Arnold W. Donald, Richard C. Gozon, Barbara S. Thomas, David I.J. Wang, Ronald C. Whitaker and John S. Wolf (each, an “Initial Director” and, collectively, the “Initial Board”).  Each Initial Director shall hold office until his or her successor is elected or appointed and qualified, or until his or her earlier death, resignation or removal in accordance with this Article V hereof.  The Board of Directors and each Director shall have all of the powers and authorities accorded to the Board of Directors under the terms of applicable law and this Agreement.

5.3           Number, Tenure and Qualifications.  As provided in Section 5.2, the Initial Board shall be comprised of eight (8) Initial Directors.  Subject to this Section 5.3, the number of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors, but shall consist of not less than five (5) Directors nor more than thirteen (13) Directors.  However, no decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.  The term of each Director shall be the period from the effective date of such Director’s election to the next annual meeting of the Member and until such Director’s successor is duly elected and qualified or until such Director’s death, resignation or removal.  Directors need not be residents of the State of Delaware or a member of the Company.

5.4           Election of Directors; Chairman; Lead Independent Director.  Except as provided in Sections 5.2 and 5.7, Directors shall be elected at the annual meeting of the Member commencing with the first annual meeting after the date hereof.  Andrew M. Bursky shall be the initial Chairman, and shall hold office for a term expiring at the first annual meeting of the Members following the closing of the initial public offering of Common Shares by the Company, or until such Chairman’s successor is duly elected and qualified, or until such Chairman’s earlier death, resignation or removal. As of the expiration of the term of the initial Chairman (and of any subsequent Chairman) or upon any such Chairman’s earlier death, resignation or removal, a majority of the Board of Directors shall elect a Chairman, who shall hold office for at least one (1) year, or until such Chairman’s successor is duly elected and qualified, or until such Chairman’s earlier death, resignation or removal.

5.5           Removal.  Any Director may be removed from office, with or without cause, by the Member.  If any Directors are so removed, new Directors may be appointed by the Member at the same meeting.

5.6           Resignations.  Any Director, whether elected or appointed, may resign at any time upon notice of such resignation to the Company. If any Director so resigns, a new Director may be appointed by the Member immediately following such resignation.

5.7           Vacancies and Newly Created Directorships.  Except as otherwise provided in Section 5.5, vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by the Member immediately following such increase or vacancy.

5.8           Lead Independent Director.  If at any time the Chairman is not an Independent Director, the Independent Directors then on the Board of Directors shall designate, by at least a majority vote, one of the Independent Directors on the Board of Directors to serve as the lead Independent Director (the “Lead Independent Director”).  The Lead Independent Director shall:

(a)           Consult with and act as liaison between the Board of Directors and the Chairman;

(b)           Coordinate the activities of the Independent Directors;

(c)           Coordinate the agenda for and preside over sessions of the Independent Directors and other non-management Directors;

(d)           Serve as a contact for interested parties to express opinions and concerns to the Independent Directors and the non-management Directors;

(e)           Provide the Chairman with input as to the preparation of the agendas for the Board of Directors and committees of the Board of Directors;

(f)            Advise the Chairman as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the Independent Directors to effectively and responsibly perform their duties;

(g)           Meet with any Director who is not adequately performing his or her duties as a Director; and

(h)           Otherwise consult with the Chairman and the management of the Company on matters relating to corporate governance and Board of Directors performance matters.

In performing the duties described above, the Lead Independent Director is expected to consult with the Chairman of any committees of the Board of Directors and solicit their participation in order to avoid diluting the authority or responsibilities of such committee.  If the Chairman is an Independent Director, then he or she shall perform the functions otherwise assigned to the Lead Independent Director.

5.9           Regular Meetings.  A regular meeting of the Board of Directors shall be held without any other notice immediately after, and at the same place (if any) as, each annual meeting of the Member.  The Board of Directors may, by resolution, provide the time and place (if any) for the holding of additional regular meetings without any other notice than such resolution.

5.10         Special Meetings; Waiver of Notice.  Special meetings of the Board of Directors shall be called at the request of the Member or any Director.  The Person or Persons who call for a special meeting of the Board of Directors may fix the place and time of such meeting.  Notice of any special meeting of the Board of Directors shall be mailed, postage prepaid, to each Director at his or her business or residence no later than three (3) days before the day on which such meeting is to be held or shall be sent to either of such places by express courier service or facsimile (directed to the facsimile number to which the Director has consented to receive notice) or other electronic transmission (including, but not limited to, an e-mail address at which the Director has consented to receive notice), or be communicated to each Director personally or by telephone not later than one (1) day before such day of meeting.  A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting, either before or after such meeting.

5.11         Action Without Meeting.  Any action required or permitted to be taken at any meeting by the Board of Directors may be taken without a meeting, without a vote and without prior notice, if a consent thereto is signed or transmitted electronically by a majority of the Directors of the entire Board of Directors and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors; provided, that such electronic transmission or transmissions must either set forth or be submitted with information from which it can be determined that the electric transmission or transmissions were authorized by the Director.

5.12         Conference Telephone Meetings.  Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

5.13         Quorum.  At all meetings of the Board of Directors, fifty percent (50%) of the then total number of Directors in office shall constitute a quorum for the transaction of business. The act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, a majority of the Directors present thereat may adjourn the meeting from time to time without further notice other than announcement at the meeting. The Directors present at a duly organized meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

5.14         Specific Authority of the Board of Directors.  In furtherance of Section 5.1 above, except as otherwise provided herein, the Board of Directors shall have all right, power and authority necessary, appropriate, desirable or incidental to carry out the conduct of the Company’s business.

5.15         Officers.

(a)           Subject to this Section 5.15, the Board of Directors shall elect the officers of the Company.  Initially, the officers of the Company (collectively, the “Officers”) shall consist of (i) a Chief Executive Officer, (ii) a President, (iii) a Chief Financial Officer, (iv) a Chief Accounting Officer and (v) a Secretary, each as identified below.  All Officers shall have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Section 5.15.  Any number of offices may be held by the same Person, unless otherwise prohibited by applicable law or this Agreement.  The Officers of the Company need not be Members or Directors of the Company.  In furtherance of the foregoing, Andrew M. Bursky is and shall continue to be the Chief Executive Officer, Timothy J. Fazio is and shall continue to be the President, Henry C. Newell is and shall continue to be the Chief Financial Officer and Secretary and Philip E. Schuch is and shall continue to be the Chief Accounting Officer, in each case, of the Company, unless and until their successors shall have been duly elected and qualified or until their death, resignation or removal.  The Officers of the Company shall, subject to the oversight of the Board of Directors, have those duties and responsibilities as may be prescribed by the Board of Directors or this Agreement, from time to time.  At any time, the Board of Directors may elect or otherwise designate any other officer of the Company, with such duties, responsibilities or obligations as the Board of Directors may determine or prescribe.  Any Officer of the Company may resign at any time upon notice of such resignation to the Company. Subject to this Section 5.15, a newly created office and a vacancy in any office because of death, resignation or removal may be filled by the Board of Directors.

(b)           Notwithstanding anything to the contrary contained in this Agreement, each Officer of the Company is hereby authorized, without the vote, act or approval of the Member, the Board of Directors or any other person or entity, on behalf of the Company, in its discretion, (i) to prepare, execute and file with the Commission, in each case on behalf of the Company, (a) a Registration Statement on Form S-l (the “1933 Act Registration Statement”), including any pre-effective or post-effective amendments thereto, relating to the registration of Common Shares under the Securities Act of 1933, as amended (the “Securities Act”), (b) a Registration

Statement filed pursuant to Rule 462(b) under the Securities Act (the “462(b) Registration Statement” and, together with the 1933 Act Registration Statement, the “Registration Statements”), including any amendments thereto, relating to the registration of Common Shares under the Securities Act, and (c) a Registration Statement on Form 8-A (the “1934 Act Registration Statement”), including any pre-effective or post-effective amendments thereto, relating to the registration of Common Shares under Sections 12(b) or (g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (d) any report or filing required to be filed or submitted to the Commission pursuant to the Exchange Act or any of the rules and regulations of the Commission, including, without limitation, any filings on Form 8-K, Form 10-Q, Form 10-K, Schedule 13D or Schedule 13G, including any amendments thereto, (ii) to prepare and file with the Nasdaq Global Market and/or any other securities exchange and execute, in each case on behalf of the Company, a listing application and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the Common Shares to be listed or approved for listing on the Nasdaq Global Market and/or any other securities exchange as such Officer may determine to be necessary or desirable, such determination to be conclusively evidenced by the application thereof, (iii) to prepare, execute and file, in each case on behalf of the Company, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register Common Shares under the securities or “blue sky” laws of such jurisdictions as such Officer may determine to be necessary or desirable, such determination to be conclusively evidenced by the application thereof, (iv) to select underwriters or other placement agents relating to the public offering or any issuance of Common Shares pursuant to the Registration Statements as such Officer may determine to be necessary or desirable, such determination to be conclusively evidenced by the selection thereof, (v) to negotiate the terms of, and execute on behalf of the Company, any underwriting agreements, purchase agreements or other agreements relating to the public offering or any issuance of Common Shares pursuant to the Registration Statements as such Officer may determine to be necessary or desirable, such determination to be conclusively evidenced by the agreement thereof, (vi) to engage any agents or other entities, including transfer agents, escrow agents, settlement agents or other agents, necessary to effect the public offering or issuance of Common Shares pursuant to the Registration Statements as such Officer may determine to be necessary or desirable, such determination to be conclusively evidenced by the engagement of such agent thereof, (vii) to execute and deliver, in each case on behalf of the Company, such certifications or reports required by the Sarbanes-Oxley Act of 2002, as amended, from time to time as may be necessary or proper to the conduct of the business of the Company, (viii) to issue Common Shares on a private placement basis to any Person, (ix) to pay any filing, application or other fees associated with any of the foregoing actions, including those to the Commission, the National Association of Securities Dealers, any securities exchange, any agents or any other Person, and (x) to negotiate the terms of, and execute on behalf of the Company, such agreements, documents and certificates, and to do such other acts and things as such Officer may determine to be necessary or desirable, such determination to be conclusively evidenced by the agreements, documents and certificate so executed thereof in order to (A) give effect to any of the foregoing actions, (B) in connection with the public offering, private offering or any future issuance of Common Shares or (C) carry out the purpose and intent of the Company, including any documents or agreements relating to the payment or reimbursement of any costs, fees or expenses relating to any of the foregoing. For the avoidance of doubt, it is hereby acknowledged and agreed that in connection with any execution, filing or document referred to in clauses (i) through (x) above, any Officer acting singly is authorized on behalf of the Company to file and execute such document.

5.16         Member Vote.  Notwithstanding any other provision of this Article V, the following actions shall require the written approval of the Member:

(a)           the sale, exchange, or other disposition of substantially all of the property and other assets of the Company; or

(b)           the merger or consolidation of the Company with any other entity.

5.17         Limitation of Liability.  Notwithstanding any other provision to the contrary contained in this Agreement, no manager (as such term is defined in Section 18-101 of the Act) of the Company and no Director or Officer shall be liable, responsible, or accountable in damages or otherwise to the Company or to the Member or assignee of the Member for any loss, damage, cost, liability, or expense incurred by reason of or caused by any act or omission performed or omitted by such manager, Director or Officer, whether alleged to be based upon or arising from errors in judgment, negligence, or breach of duty (including alleged breach of any duty of care or duty of loyalty or other fiduciary duty), except for (i) acts or omissions such manager, Director or Officer knew at the time of the acts or omissions were clearly in conflict with the interest of the Company, (ii) any transaction from which such manager, Director or Officer derived an improper personal benefit vis-à-vis the Company or the Member, (iii) a willful breach of this Agreement or (iv) gross negligence, willful misconduct, or knowing violation of law.   Without limiting the foregoing, to the fullest extent permitted by law, no manager of the Company and no Director or Officer shall in any event be liable for (A) the failure to take any action not specifically required to be taken by such manager, Director, Officer or the Board of Directors under the terms of this Agreement, (B) any action or omission taken or suffered by any other manager of the Company, Director or Officer nor (C) any mistake, misconduct, negligence, dishonesty or bad faith on the part of any agent of the Company appointed in good faith by the Board of Directors.

5.18         Indemnification.  To the fullest extent permitted by applicable law, the Company shall indemnify the Member, each manager of the Company, the Directors and the Officers (“Indemnified Person”) against any and all losses, claims, damages and liabilities incurred by the Indemnified Person by reason of any act or omission performed or omitted by the Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on the Indemnified Person or by reason of being a Member, manager of the Company, Director or Officer, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, claim, damage or liability incurred by the Indemnified Person by reason of gross negligence or willful misconduct with respect to such acts or omissions.  Any indemnification under this Section 5.18 shall be provided out of and to the extent of Company assets only.

ARTICLE VI

TRANSFERS OF INTERESTS

6.1           Transfers.  The Member shall have the power to assign or transfer all or any part of its Allocation Shares upon 5 days’ notice to the Board of Directors, or such shorter period consented to by the Board of Directors.

6.2           Substituted Member.  Any transferee of the Member’s Allocation Shares pursuant to the terms of this Article VI shall be admitted to the Company as a Member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be effective immediately prior to such transfer and such Member shall succeed to all rights and obligations of the transferor Member to the extent of the Allocation Shares assigned.

ARTICLE VII

DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS

7.1           Dissolution Triggers.  The Company shall dissolve only upon the first to occur of the following events:

(a)           The Member votes for dissolution; or

(b)           Any other event causing dissolution of a limited liability company under the Act.

7.2           Winding Up.  Upon dissolution of the Company, the Board of Directors shall wind up the Company’s affairs.

7.3           Liquidating Distributions.  Following the dissolution of the Company, the assets of the Company shall first be applied to satisfy (whether by payment or reasonable provision for payment) claims of creditors, with any balance being distributed to the Member as provided in the Act.

ARTICLE VIII

BOOKS AND RECORDS

8.1           Books and Records.  The Company shall keep books and records at its principal place of business.  In all events, however, the Company shall keep books and records separate from those of its Member and shall at all times segregate and account for all of its assets and liabilities separately from those of its Member.

8.2           Bank Accounts.  The Company may maintain one or more bank, securities, brokerage or other accounts for such funds or other assets of the Company as it shall choose to deposit therein, and withdrawals therefrom shall be made upon such signature or signatures as the Board of Directors shall determine.

ARTICLE IX

MISCELLANEOUS

9.1           Additional Members.  One or more additional members of the Company may be admitted to the Company with the consent of the then existing Member or Members.

9.2           Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its successors, transferees, and assigns.

9.3           Entire Agreement; No Oral Operating Agreements.  This Agreement constitutes the entire agreement with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written.  The Company shall have no oral operating agreements.

9.4           Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

9.5           Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

9.6           Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

9.7           Governing Law.  The law of the State of Delaware, without regard to its conflicts of law principles, shall govern this Agreement, including its validity, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of its managers, Directors, Member and other owners.

9.8           Amendments.  This Agreement may be amended only by written instrument executed by the Member.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date and year set forth above.

MEMBER:

ATLAS GROUP MANAGEMENT LLC

By:	/s/ Timothy J. Fazio
Name:	Timothy J. Fazio
Title:	Member

SCHEDULE A

Shares Issued

Name	Mailing Address	Date of Capital Contribution	Agreed Value of Capital Contribution	Shares Issued	Percentage of Class of Shares
Atlas Industries Management LLC	One Sound Shore Drive, Suite 302 Greenwich CT 06830	December 27, 2006	$100,000	1,000 Allocation Shares	100% of Allocation Shares